Exhibit 1.01

Conflict Minerals Report of Stratasys Ltd.

This is the Conflict Minerals Report of Stratasys Ltd. (“Stratasys” or “we” or “Company”) for calendar year 2023 in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 (“Rule 13p-1”) and Form SD. Rule 13p-1 was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to “Conflict Minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). Conflict minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals that are necessary for the functionality or production of their products. If the SEC registrant has reason to believe that any of those Conflict Minerals may have originated in the Democratic Republic of the Congo (the “DRC”) or a country that shares an internationally recognized border with the Democratic Republic of the Congo (collectively, “Covered Countries”) or is unable to determine the country of origin of those Conflict Minerals, the SEC registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the Conflict Minerals’ source and chain of custody. As part of the Company’s desire to take responsibility for and concern itself with human rights issues, it decided to review its supply chain according to the EU regulation’s guidance, and within that has included conflict-affected or high-risk areas (“CAHRAs”) when approaching suppliers for information.

Company and Business Overview

We are a global leader in polymer-based 3D printing solutions, which we provide at every stage of the product life cycle, with multiple technologies and complete solutions for superior application fit, across industrial, healthcare and consumer fields. We focus, in particular, on polymer 3D printing solutions that address the fastest growing manufacturing solutions, which we view as the biggest potential growth opportunity in the 3D printing industry. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials and technology partner ecosystems, innovative leadership, and a global GTM infrastructure, we are positioned to further expand our leadership position in this significant and growing global marketplace.

Our approximately 2,600 granted and pending additive technology patents currently held (in addition to many others previously held) have been used to create models, prototypes, manufacturing tools, and production parts for a multitude of industries including aerospace, automotive, transportation, healthcare, consumer products, dental, medical, fashion and education. Our products and comprehensive solutions improve product quality, development time, cost, time-to-market and patient care. Our additive manufacturing ecosystem of solutions and expertise includes materials, software, expert services, and on-demand parts production.

Our acquisition, of Origin, a provider of photopolymer solutions for production-oriented applications, expanded our leadership through innovation in the fast-growing mass production parts segment by providing us with a next-generation photopolymer platform. Origin’s pioneering approach to additive manufacturing of end-use parts enables us to serve a large market with manufacturing-grade 3D printers, utilizing P3™ Programmable PhotoPolymerization technology. This technology precisely controls light, heat, and force, among other variables, to produce parts with exceptional accuracy and consistency and enables a broad range of chemistry which turns into unique production grade properties.

Our acquisition of RPS, which closed in February 2021, has enabled us to leverage RPS’ industry-leading go-to-market infrastructure to offer their Neo® line of systems to the global market with an expanded set of applications. Our Neo line of 3D printers feature dynamic laser beam technology that enables build accuracy, feature detail, and low variability across the full extent of a large build platform. As an open resin system, the Neo products provide customers materials with a wide range of properties such as chemical resistance, heat tolerance, flexibility, durability, and optical clarity, and can produce large parts up to 800 x 800 x 600 mm, providing a significant build area in a small footprint.

Our acquisition, in November 2021, of the remaining outstanding shares of Xaar that we had not already owned (we had held a 45% stake in Xaar) was aimed at accelerating our growth in production-scale 3D printing. In April 2021, we introduced the Stratasys H350™ 3D printer, the first system powered by Xaar’s powder-based SAF™ technology. Representing the culmination of more than 10 years of research and development, SAF-based 3D printers are designed to deliver cost-competitive parts at production-level throughput. H Series™ Production Platform printers such as the H350 are designed to deliver part quality, consistency, and reliability that ensures customer satisfaction and high production yield. Using SAF technology, the printers execute key 3D printing steps in the same direction across the print bed to provide a uniform thermal experience – and therefore part consistency – for all printed parts regardless of their placement in the build, representing a significant improvement over traditional powder-bed fusion process.

In April 2023 we purchased the assets of Covestro’s AM materials business, including all of the SOMOS™ portfolio. The materials, IP portfolio, and talent we acquired from Covestro will help us address new applications in key technology categories such as stereolithography, P3/DLP, and powder bed fusion, including SAF™ technology.

We now offer a broader range of systems, consumables and services for additive manufacturing. Our wide range of solutions, based on our proprietary 3D printing technologies and materials, enhances the ability of designers, engineers and manufacturers to:

●	visualize and communicate product ideas and designs;

●	verify the form, fit and function of prototypes;

●	manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;

●	manufacture customized and short-to-medium-run end-products more efficiently and with greater agility, and more sustainably; and

●	produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.

Range of solutions

We provide integrated solutions throughout the production cycle for designers, engineers, manufacturers, and medical professionals, including compatible products and services designed for our customers’ use to effectively solve their specific application needs.

Our solutions consist of 3D printing systems, consumables, software, paid parts, and professional services and encompass everything from prototyping and design all the way through mass production. Our solutions allow our end-users to print 3D models and parts that enhance their ability to visualize, verify and communicate product designs, thereby improving the design, development and validation processes and reducing time-to-market. Our systems create visual aids for concept modeling and functional prototyping to test fit, form and function, permitting rapid evaluation of product designs. Using presentation models developed with our systems, designers and engineers can typically conduct design reviews and identify potential design flaws earlier in the process and make improvements before incurring significant costs due to re-tooling and rework, allowing them to optimize a design much more rapidly and cost-effectively.

Our systems aid in the communication of ideas otherwise communicated in abstract or 2D media. For example, physicians use visually and/or biomechanically accurate 3D printed Stratasys models to plan surgical procedures. A model produced with our systems may be used as a sales tool, as a model or part display, or simply for use in conducting a focus group. It may also be used for accelerated collaboration in product design and manufacturing cycles at multiple locations, enabling visualization and tactile response, which can be critical to product development or sales process.

Our solutions also empower end-users to quickly and efficiently deploy parts to incorporate into their manufacturing process and improve its effectiveness while at the same time lowering costs. For instance, our solutions enable the production of manufacturing aids and tools such as jigs, fixtures, casts and injection molds aiding in the production and assembly process. These solutions are often faster to produce than through traditional methods, and frequently cost less. Materials like nylon carbon fiber enable these printed products to be both exceptionally strong and lightweight.

Additive manufacturing of end-use-parts, using our solutions, is a growing focus of our offerings to customers, and is attractive in applications requiring fast, short-run or low-mid-volume parts where tooling would not be cost-efficient. Our solutions enable the production of objects that generally could not otherwise be manufactured through subtractive manufacturing methodologies.

In addition, our solutions enable doctors to train and plan medical procedures based on medical models, created by our printers, as well as create surgical guides to support complex surgeries. In the dental space, our PolyJet solutions enable dental labs to create dental and orthodontic, patient specific models and guides, including permanent dentures and temporary crowns and bridges, as well as devices for various applications, based on digital dentistry workflow.

Our solutions offerings are characterized by the following distinguishing qualities:

●	material properties of printed objects, such as heat resistance, toughness, brittleness, elongation-to-break, color and flexibility;

●	quality of printed objects measured by, among other things, resolution, accuracy and surface quality;

●	consistency of produced parts in a run or batch;

●	multiple production-grade modeling materials;

●	reliability of printing systems;

●	fast time to part;

●	efficiency of operations with software workflows;

●	customer service;

●	ease of use; and

●	automatic, hands-free support removal and minimal post processing.

Range of technologies and differentiating factors

Our solutions are driven by our proprietary technologies, which we have both developed organically and acquired over time through targeted acquisitions. We hold approximately 2,600 patents and pending patents internationally, and our 3D printing systems utilize our patented extrusion-based FDM®, inkjet-based PolyJet™, powder-bed-based SAF®, photopolymer-based P3™, and stereolithography technologies to enable the production of prototypes, tools used for production, and manufactured goods directly from 3D CAD files or other 3D content. We believe that our broad range of product and service offerings is a function of our 3D printing technology leadership.

FDM. A key attribute of our FDM® 3D printing technology is its ability to use a variety of production grade thermoplastic materials featuring surface resolution, chemical and heat resistance, color, and mechanical properties necessary for production of functional prototypes and parts for a variety of industries with specific demands and requirements. Use of these materials also enables the production of highly durable end parts and objects with soluble cores for the manufacture of hollow parts, the manufacture of which were previously dependent on slower and more expensive subtractive manufacturing technologies.

We believe this technology is differentiated by factors making it appropriate for 3D printing and additive manufacturing, including:

●	ability to use FDM® systems in an office environment due to the absence of hazardous emissions;

●	low post-production processing requirements;

●	minimal material waste;

●	build repeatability;

●	ease of use, with minimal system set-up requirements;

●	absence of costly replacement lasers and laser parts; and

●	a high degree of precision and reliability

PolyJet. We believe that our inkjet-based 3D printing technology is differentiated from other competing technologies in its ability to scale and deliver highresolution and multi-material, full-color 3D printing, down to the voxel level, in an office environment system. Our easy-to-use, PolyJet™ 3D printers create high-resolution, smooth surface finish models with the look, feel and functionality of the final designed product. We offer a wide variety of office-friendly resin consumables, including rigid and flexible (rubber-like) materials, materials for medical applications that simulate the biomechanical properties of human tissue, and bio-compatible materials for dental applications. Using our PolyJet digital materials technology, our solutions offer unique quality 3D printing systems depositing multiple materials simultaneously. This enables users, in a single build process, to print parts, assemblies, and composite materials made of multiple materials-each retaining its distinct mechanical and physical properties. For example, users can print objects with both rigid and flexible portions in a single build or mix different base colors to achieve a desired color tone. The PolyJet technology enables on-demand mixing of a variety of resins to create a broad range of pre-defined digital materials, which are composite materials with modified physical or mechanical and color properties. This includes ‘Pantone® Validated’ colors, allowing us to support more than 600,000 color and texture combinations, including the industry’s clearest material, nearly as clear as glass, with a wide range of color and texture combinations, which is a key differentiating attribute of our 3D printers. In 2022, we began offering tailored Polyjet solutions with 3DFashion™ technology designed specifically for end-use apparel applications. In 2023, we began offering FDA-cleared Polyjet-based dental parts such as dentures, crowns and bridges parts through our TrueDent resin.

Stereolithography. Our stereolithography technology enables the production of high-quality, durable parts that meet the requirements of a wide range of applications, as well as additive manufacturing prototypes and tools. Industrial stereolithography systems are well-established in the 3D printing industry for applications such as large prototypes, tooling, investment casting patterns, and orthodontic clear aligner molds. They provide quality surface finish, large build sizes, a fast time to print, and an affordable cost per part. We believe that the Neo line of systems (acquired via RPS in February 2021) is superior relative to other solutions currently available due to an open choice of resins, system reliability, low service requirements, simple day-to-day operation, and accurate builds. With access to our strong global channels, we believe we can bring these benefits to many more manufacturing organizations. Our latest acquisition of the Covestro Additive Manufacturing business unit in April 2023 completed our stereolithography offering with the strong Somos® materials portfolio for stereolithography printers. Somos materials are widely known and appreciated for their mechanical properties, printing performance, high quality, and repeatable builds. These materials with our Neo systems offering will provide an attractive and differentiated offering over the current stereolithography solutions in the market.

P3. Our P3 resin-based 3D printing technology, which we added to our solutions portfolio through our acquisition of Origin, provides a best-in-class combination of detail, mechanical properties and throughput for mass production parts. We believe we have the strongest materials portfolio in the category - including everything from aerospacegrade flame-resistant materials to biocompatible materials from leading companies like BASF, Henkel and Covestro. The P3 platform is software-based and cloud-connected so we can easily optimize our platform for our customers, including cloud-based upgrades. In October, we announced that the P3 printers can now use our GrabCAD Print software, which simplifies 3D printing workflows and brings a more consistent user experience across our technologies. Recently, we have also demonstrated automated large-scale production using our P3 technology together with post-processing units. We believe that such differentiated solutions, with the unique P3 platform and strong materials portfolio, will support wide adoption of the technology in the market by industrial production customers.

SAF. SAF Selective Absorption Fusion technology was developed via our joint venture with Xaar plc, Xaar 3D Ltd., which we acquired in 2021. SAF is an industrial-grade additive manufacturing technology designed to deliver production-level throughput for end-use parts. Representing the culmination of more than 10 years of research and development, SAF-based 3D printers can deliver a competitive cost per part with the part quality, consistency, and reliability that ensures satisfaction and high production yield. The SAF technology uses a counter-rotating roller to coat powder bed layers onto a print bed and prints absorber fluid to image the part layers. The imaged layers are fused by passing an infrared lamp over the entire span of the print bed. SAF technology executes these key process steps in the same direction across the print bed to provide a uniform thermal experience - and therefore part consistency - for all printed parts regardless of their placement in the build. H Series™ 3D printers use SAF materials developed by leading third party materials providers, including PA11, which is derived from sustainable castor oil, and PA12, which is stiffer than PA11 and is ideal for applications where rigidity is important. We also plan to develop SAF materials internally as a result of our acquisition of Covestro Additive Manufacturing.

We believe that the range of 3D printing consumable materials, together with the broad set of materials in our materials ecosystem, that we offer, is the widest in the industry. Our consumable materials consist of over 61 FDM spool-based filament materials, 49 PolyJet cartridge-based resin materials, and 158 functional materials. These materials yield a large variety of digital materials that reflect over 600,000 color variations, transparency, opacity and flexibility levels.

Consumable materials

We sell a broad range of Stratasys Proprietary 3D printing materials, consisting of over 61 FDM spool-based filament materials, 49 PolyJet cartridge-based resin materials, 41 hybrid photopolymer resins for SL and DLP and 4 powder materials for PBR. These materials yield a large variety of digital materials that reflect over 600,000 color variations, transparency, opacity and flexibility levels, for use in our 3D printers and production systems and provide our customers with all the tools needed to meet their broad application needs. Various of our printing materials are validated or certified in accordance with internationally recognized standards. The sale of these materials provides us with a recurring revenue stream from users of our 3D printers and production systems. In addition, in 2021, we announced a new hybrid ecosystem model for materials which also enables sales of differentiated 3rd party materials for use in Stratasys systems as well. This Stratasys Material Ecosystem is designed to enable manufacturing customers to address new applications with demanding requirements through accelerated access to leading industry materials. The ecosystem includes the following categories:

FDM materials. The modeling and support filament used in our FDM 3D printers and production systems features a wide variety of production grade thermoplastic materials. We continue to develop filament modeling materials that meet our customers’ needs for increased speed, strength, accuracy, surface resolution, chemical and heat resistance, color, and mechanical properties. These materials are processed into our proprietary filament form, which is then utilized by our FDM systems. Our canister-based system has proven to be a significant advantage for our products because it allows the user to quickly change material by simply mounting the lightweight spool and feeding the desired filament into the FDM print and production devices. Currently, we have a variety of build materials in multiple colors commercially available for use with our FDM technology. Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application, whether it is a pattern for tooling, a concept model, a functional prototype, a manufacturing tool, or an end use part.

PolyJet materials

Our resin consumables, which consist of our PolyJet family of proprietary acrylic-based photopolymer materials, enable users to create highly accurate, finely detailed 3D models and parts for a wide range of prototype development and customized manufacturing applications. The wide variety of resins within the PolyJet family is characterized by transparent, colored, or opaque visual properties and flexible, rigid, or other physical properties. Support materials that are used together with the model materials enable the 3D printing of models with a wide array of complex geometries. Our resin-based materials are produced in-house and are specially designed for our printing systems.

We have invested significant research and development efforts in optimizing our PolyJet materials for use with inkjet technology. These efforts are reflected in the properties of these materials, which enable them to be packaged, stored, combined, and readily cured upon printing. Our PolyJet materials are packaged in cartridges for safe handling and are suitable for use in office environments. The polymerized materials can also be machined, drilled, chrome-plated or painted in most cases.

Stereolithography materials

Our stereolithography materials came to Stratasys from the acquisition of the Covestro Additive Manufacturing SOMOS™ portfolio, which closed early April 2023. These hybrid epoxy-acrylate materials offer a variety of functional prototyping solutions, by delivering flexible, durable, rigid, high temperature or clear properties, to simulate production-targeted polymers. Additionally, several materials can be utilized for manufacturing applications, such as jigs and fixtures, investment casting, injection mold or composite tooling applications. This range of materials enables us to offer a range of solutions from concept modeling and prototyping to manufacturing. In addition, Stratasys holds a leading patent position in the industry as a result of this portfolio. Detailed information on the Covestro materials will be covered in the next report.

Other Stratasys materials

Beyond this extensive breadth of materials for Stratasys technology platforms, Stratasys also has the capability to supply materials for non-Stratasys platforms in powder bed fusion. Stratasys acquired the Addigy® material brand from Covestro. Addigy® powder materials are validated on Powder bed fusion open system printers (PBF). These PBF technology powder materials are sold by Stratasys to customers who operate selective laser sintering printers. This powder materials portfolio includes three elastomeric materials (2 TPU and 1 TPE) for various flexible application needs and the first-ever PBT powder for small series production. (These powders are not yet validated on Stratasys’ own powder-based SAF technology).

Stratasys Direct Manufacturing paid-parts service

Stratasys Direct Manufacturing is a contract manufacturing service provider of parts on-demand via polymer 3D printing. With over 30 years of experience, Stratasys Direct provides rapid prototyping and production parts using the broadest set of polymer additive technologies of any service bureau in North America and backed by experts ready for the most complex projects.  With Stratasys Direct, customers can quickly design, innovate, and meet demands of any complexity or scale by accessing the right expertise, industrial-grade 3D printing technologies, and materials without the capital expense.  Stratasys Direct pioneered additive manufacturing production applications and specializes in guiding customers from concept development and prototyping through short run production and long-term manufacturing. Stratasys and Stratasys Direct work together to help Stratasys customers meet their needs with infinite manufacturing capacity or access to technologies they do not have in-house. Stratasys Direct Manufacturing also operates an ecommerce service for quick-turn parts, www.stratasysdirect.com, which enables its customers to obtain quotes and order parts around the clock, seven days a week.

Conflict Minerals

As we offer our clients products that might include Conflict Minerals that are necessary to the production or functionality of our manufactured products, we are subject to Section 1502 of the Dodd-Frank Act -reporting requirements associated with Conflict Minerals and Rule 13p-1. We are committed to responsible sourcing, as outlined in the Company’s Conflict Minerals Policy. Further we are committed to conducting supply chain due diligence practices in alignment with the smelter or refiner verification program set up by third party audit bodies, such as the Responsible Minerals Initiative (“RMI”), and the London Bullion Market Association (“LBMA”). We are also committed to ensuring human rights are upheld in all respects, including the elimination of child or forced labor conditions in our supply chain, generally, and more specifically in the CAHRAs. However, as the Company is “downstream”, in that the Company or its suppliers purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold (collectively “3TG”) -related materials after processing by smelters or refiners, we can only report with reasonable certainty the origins or likely origins of the necessary 3TG in our minerals supply chain.

It should also be indicated that we do not directly purchase or procure raw materials from the mineral sites.

The Stratasys commitment to proper Conflict Mineral conduct, is an element of our overall corporate responsibility. It relates, in part, to fair wages and working conditions (social and human capital care), and environmental stewardship (protection of our people and planet).

Environmental, Social and Governance Matters

Stratasys is Championing Mindful Manufacturing™, with a commitment to 3D Printing a Better Tomorrow™ for people and the planet.

Stratasys is committed to ESG & Sustainability best practices, with a strategy in place to advance the Company by addressing the need for ongoing Environmental, Social and Governance stewardship.

Today, the challenges posed by geo-political and economic shifts put pressure on businesses. Stratasys, and its Board of Directors, are committed to achieving our success metrics in this complex environment, with the understanding that the definition of a strong sustainable business is broadening.

With this understanding, we clearly outlined our mission to improve how parts are made, processes are optimized, and products are delivered so that manufacturing impacts people and our planet in a positive way. Our approach is data-driven and evidence-based, knowing that “what you can’t measure, you can’t improve”.

In 2021 Stratasys was a first in its industry to publish a comprehensive ESG & Sustainability report, declaring its environmental, social and governance (ESG) strategy, commitment and activities, based on the Global Reporting Initiative (GRI) Standards for sustainability reporting.

Our commitment to strategic Environmental, Social and Governance (ESG) activity is a cornerstone of our purpose: to empower people to create without limits for an economic, personalized and sustainable world.

Stratasys, with broad input from both employees and customers and the support of our board of directors, prioritized four UN Sustainable Development Goals (SDGs) for our company:

1-	Responsible consumption and production
2-	Industry infrastructure and innovation
3-	Climate action
4-	Quality education

Today, we continue to advance our efforts to promote “Mindful Manufacturing™.” This means driving global growth in additive manufacturing by 3D printing in ways that promote a positive social and environmental impact. In particular, 3D printing is uniquely positioned to address pressing climate issues— localizing supply chains to reduce the carbon footprint incurred by air and sea freight, enabling the production of strong but lighter weight parts, and reducing the energy requirements of the production process itself. We are at work with improvement efforts, externally and internally, that bring value around our four UN SDGs and our Mindful Manufacturing™ mission.

Environmental. As a global leader in polymer additive manufacturing solutions, with the broadest portfolio in the industry, Stratasys is focused on making an impact, across industries. Our efforts in this arena are three-fold:

(i)	We push the industry towards greater sustainability, through awareness, standardization, and shared best practices performing research and setting improvement targets with our peers and customers. As part of this mission, Stratasys become a Founding Member of the Additive Manufacturer Green Trade Association (AMGTA) in 2021, spearheading the shift to a better understanding and execution of sustainability across the entire Additive Manufacturing ecosystem, and value chain.

(ii)	We target an improved circular economy. This entails advancing the digital processes that support our additive technologies, for manufacturing. We focus on improved reliability, for less physical iterations; we support digital inventories that can be printed on-demand; we offer naturally sourced printing material. we look to improve the way in which finite natural resources are employed in our printing processes–energy and water; and we offer recycling options as well.

(iii)	We aim to harness our expertise to drive innovation. This means expanding our roadmap to include products that enable the production of parts that have a reduced carbon footprint. Imagine cars running with durable 3D printed parts that weigh 30% less than before and provide the same reliability at the same level of quality, which enables production that reduces fuel consumption and emissions of parts, when implemented in machines.

Manufacturing is resource-intensive by nature. It is important to note, however, that 3D printing works in a manner that can be far more environmentally friendly than alternative, traditional production methods. Working with industry leaders in aerospace, automotive, healthcare, fashion and consumer production companies, Stratasys has the ability to enable our customers to reduce their carbon footprints in a meaningful way. We will base our work on data and research and plan on publishing ‘Life Cycle Inventory’ reports to make the scientific case for greener manufacturing. To this end, we have become a founding member of the Additive Manufacturer Green Trade Association (AMGTA), which promotes the environmental case for the entire 3D printing industry.

Right now, Stratasys offers Scope 1 & 2 data on its activities – having collected data on our operations and internal consumption with the goal of improvement across our global sites, year-over-year. This includes installing solar panels and beginning to generate renewable energy for our manufacturing sites, for example. We have set our initial baseline (i.e., our initially measured emissions levels from which we seek to only improve), not because regulation and compliance require this, but rather, because we believe this is a more meaningful way for our business to make an impact; it is our corporate responsibility to create a world where future generations can thrive. We seek to continuously expand our monitoring capabilities for environmental, social and governance metrics.

We have begun our Scope 3 data collection, and reporting, too. In September 2023, the first Stratasys Lifecyle Analysis report was published, based on a customer use case and collaboration with Dyloan (D-Bond), of the Pattern Group. The Additive Manufacturing Green Trade Association (AMGTA) commissioned this report prepared by Reeves Insight, entitled “Comparative Analysis: Material Jetting vs. Traditional Methods for Designer Luxury Goods”. It details results following a year-long study of the transition to industrial AM from traditional methods of manufacture for a specific application. Key takeaways from the study include a 24.8% reduction in CO2e emissions, when compared with traditional processes; a 49.9% reduction of stock material across the supply chain, also reducing and streamlining related transportation needs; and 50.0% less material in the resulting 3D printed logo component. The study also revealed the savings of more than 300,000 liters of water across the 16,000 components, and a 64.3% reduction in electrical energy consumption.

Environmental Compliance. As of 2023, our Israel headquarters and Israel manufacturing locations are certified as ISO 14001 environmental management systems (EMS) compliant. We hope to leverage that existing EMS compliance to support the EMS accreditation of our facilities in Rheinmunster, Germany and in Eden Prairie, Minnesota during the first half of 2024, as part of our plans to obtain global ISO certification.

ISO certification demonstrates our commitment to reduce environmental impact, measured by international standards that set out the requirements for more effective EMS. Our desire for meaningful impact, yet reduced footprint, is achieved through more efficient use of resources and reduction of waste by implementing renewable energy solutions, water management systems, waste recycling that uses composter, and many other initiatives.

We are subject to various environmental, health and safety laws, regulations and compliance requirements, including (but not limited to) those governing the emission and discharge of hazardous materials into ground, air or water; noise emissions; the generation, storage, use, management and disposal of hazardous and other waste; the import, export and registration of chemicals; the cleanup of contaminated sites; and the health and safety of our employees. Based on information available to us, we do not expect environmental costs and contingencies to have a material adverse effect on our operations. The operation of our facilities, does, however, entail certain potential risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations or requirements as ESG practices and controls become more prominent. Certain of these compliance requirements are imposed by our customers, who at times require us to be registered with U.S. health or safety regulatory agencies, whether on the federal or state level. Others may be related to ESG reporting and rising environmental compliance trends in Europe.

Under environmental laws and regulations, we are required to obtain environmental permits from governmental authorities for certain operations. In particular, in Israel, where we assemble our inkjet-based PolyJet 3D printing systems and manufacture our resin consumables, businesses storing or using certain hazardous materials, including materials necessary for our Israeli manufacturing process, are required, pursuant to the Israeli Dangerous Substances Law 5753-1993, to obtain a toxin permit from the Ministry of Environmental Protection. We maintain the effectiveness of two Israeli toxin permits for our respective Israeli sites. Our United States-based facilities, as well, are required to maintain various site permits in compliance with state and local laws and regulations.

In the European marketplace, amongst others, electrical and electronic equipment is required to comply with the Directive on Waste Electrical and Electronic Equipment of the European Union (EU), which aims to prevent waste by encouraging reuse and recycling, and the EU Directive on Restriction of Use of Certain Hazardous Substances, which restricts the use of various hazardous substances in electrical and electronic products. Our products and certain components of such products “put on the market” in the EU (whether or not manufactured in the EU) are subject to these directives. Additionally, we are required to comply with certain laws, regulations and directives, including TSCA in the United States, as well as REACH, RoHS and CLP in the EU, governing chemicals. These and similar laws and regulations require, amongst others, the registration, evaluation, authorization and labeling of certain chemicals that we use and ship.

Social. Per our defined SDG’s, the Stratasys Sustainability commitment extends beyond environmental sustainability. For example, we are proud of our “People First” approach to business. We put environmental health and safety (EHS) as a top priority, securing the health and safety of our employees, through clear policies and annual training, backed by our EHS data management platform. We also continue to be active members in our local communities, with meaningful Corporate Social Responsibility (CSR) activity around the world. Specifically, we are committed to leveraging the value of 3D printing to benefit our local communities through meaningful partnerships and personal employee contributions via our global volunteer network. Our main areas of focus are in leveraging Stratasys technologies in pursuing quality education (according to our commitment to SDG #4) and to advancement in patient care for medical cases. For example, in the US we leverage our technologies to advance next generation STEM learning initiatives, with tech and robotics enthusiasts via our long-term partnership with FIRST aRobotics. We have a robust Diversity Equity and Inclusion (DE&I) program launched in 2021 and are a proud platinum sponsor of Technology, Industry, People, Economics (TIPE) Women in 3D Printing. We continue to advance an inclusion program to address internal opportunities across all human resource touch points (hiring, learning and development) with a key performance indicator (KPI) that calls for 100% candidate slates that include at least one female and one male, for director and more senior positions.

With a global presence, Stratasys is attuned to and supportive of the needs of all citizens of this world. That’s why we initiate our “Stratasys Cares” disaster relief programs to support communities impacted by natural disasters, pandemics and war. We actively supported the Turkish people and our Turkish employees and partner network during the devastation that ensued following the 2023 earthquake. We support our people during the Iron Swords War in Israel, as well.

Governance. ESG, is strongly rooted in the structure of corporate management practices and the disclosure that creates transparency around them. We also publish a standardized ESG & Sustainability report, available to the public, around all ESG topics defined by the GRI standard and addressed in alignment with a periodic materiality assessment. This is a foundation for our ethical global operations, as the 3D printing company with the largest install base among industry-leading companies. We have a long-standing Code of Ethics and have also extended our culture and values to our suppliers via a suppliers’ code of conduct. We are required to report financial data as a public company, yet we extend beyond the minimum obligation and provide more comprehensive quarterly analysis of our results for the market, allowing us to better engage with the broader investment community. We conduct quarterly internal updates for employees and team leaders at our company, to share business updates openly and share ongoing developments with our global teams. We also publish a standardized ESG & Sustainability report, available to the public, around ESG topics defined by the GRI standard and addressed in alignment with a periodic materiality assessment. We strive for clarity, engagement and care. It is our goal to deliver on our purpose, in everything we do: We live as a corporate body by our values: Innovate; Be Customer First; Aim Higher; Own It; and Make it Together.

1. Reasonable Country of Origin Inquiry

In accordance with our Conflict Minerals Policy, Stratasys has concluded in good faith that during calendar year 2023, we have manufactured and contracted to manufacture products containing 3TG and have determined that the use of these minerals is necessary to the functionality or production of these products.

We performed a reasonable country of origin inquiry (“RCOI”) simultaneously with the due diligence phase in which we engaged to determine whether the Conflict Minerals necessary to the functionality or production of our products did or did not originate from the CAHRAs, as defined per Rule 13p-1. We integrated aspects of the reasonable country of origin inquiry (“RCOI”) into the design of our policies and management systems on Conflict Minerals and carry out the RCOI in the due diligence phase in which we engaged our relevant upstream suppliers to determine whether the Conflict Minerals necessary to the functionality or production of our products originated from the CAHRAs, as defined per Rule 13p-1. The RCOI and the due diligence process were done simultaneously due to the large number of applicable suppliers from which we source materials. We operate significantly downstream from the sources of the minerals necessary to the production and/or functionality of our products’ components. As such, we rely upon the due diligence conducted by our own applicable suppliers. The RCOI that we conducted therefore has certain limitations that limit the total degree of certainty, and we cannot determine with absolute certainty the exact source location of all of the necessary Conflict Minerals used in our products in 2023. However, the RCOI we conducted employed several methods to assess whether the necessary Conflict Minerals in our products may have originated from the CAHRAs. These measures consisted primarily of the following actions:

a)	We performed internal assessments of our products and components to determine which of them contain, or for which the necessary Conflict Minerals were employed, in the production and manufacturing phases.

b)	We identified a list of suppliers we purchased from directly during calendar year 2023 (“in-scope suppliers”) and segmented the list according to the type of material the supplier provides. Some of the suppliers’ categories were excluded for the following reasons: they were not necessary to the functionality or production of the products, they did not contain the necessary Conflict Minerals, or the supplier provided a commercial off the shelf product. This left 194 relevant suppliers. Using a risk-based approach, the company then identified the 84 most significant suppliers, representing 95% of the company’s spend on conflict minerals-containing components. The final list of suppliers we approached consists of 84 suppliers

c)	We solicited survey responses using the standardized template designed by the Responsible Minerals Initiative (“RMI”), (the “Conflict Minerals Reporting Template version 6.31 and above” (“CMRT”)). We engaged our supply chain to respond to the CMRT by referring suppliers to training materials that included an overview of the law and instructions on how to complete the CMRT. These are part of our on-going efforts to ensure compliance with our responsible sourcing program among our suppliers, as well as contributing to our goal of increasing the number of relevant smelters or refiners that cooperate with Third Party Audit bodies, such as the RMI.

d)	We assessed the responses received from our relevant suppliers of the necessary 3TG for information that would be identified as inconsistent, incomplete, or inaccurate. In addition, we validate CMRTs received from suppliers to identify deviation from the RMI’s requirements as per its RMAP audit program. Responses that failed any of the “red flag” review tests were identified for additional follow up.

e)	To non-responsive in-scope suppliers, we sent periodic reminders to provide surveys or updated responses according to our expectations regarding the CMRT, such as provision of a current version (i.e.,6.31 or above).

Based on the RCOI conducted, Stratasys has reason to believe that a portion of the Conflict Minerals necessary to the functionality of its products or its components is likely to have originated in the CAHRAs and has reason to believe, that those necessary Conflict Minerals may not be entirely from recycled or scrap sources. Based on this result, Stratasys conducted due diligence activities and details these efforts in the forthcoming Conflict Minerals Report and in accordance with the company’s Conflict Minerals Policy and general sourcing expectations from its suppliers.

2. Due Diligence

Due diligence design

In accordance with Rule 13p-1 and Form SD, we undertook to perform a robust due diligence on the source and chain of custody of the 3TG to determine whether the Conflict Minerals necessary to the functionality or production of our products or products’ components originated from the DRC or the Covered Countries, or financially benefitted the armed groups in those countries in any way, as defined per Rule 13p-1. We designed our due diligence measures according to the recommendations of the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related supplements for (the “OECD Due Diligence Guidance”) for downstream companies that have no direct relationships to smelters or refiners as we believe that we are a “downstream company”.

The five steps defined in the OECD Due Diligence Guidance are: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) carry out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) report annually on supply chain due diligence.

The due diligence measures we undertook consisted primarily of:

a. OECD Step 1: Establishment of strong company management systems

We review and maintain our management system to support supply chain due diligence related to the 3TG. The Company’s management system includes a steering committee sponsored by the senior responsible executive and a team of subject matter experts from various functions such as supplier management, engineering, and legal. The team subject matter experts are responsible for implementing the Company’s Conflict Minerals compliance strategy. As part of responsible sourcing and supply chain due diligence, the Company has established the following actions:

●	Renewed our commitment to ethical business practices through the annual global training on our Code of Business Conduct and Ethics (“Code”) to all employees, which also includes a specific reference to Stratasys’ efforts as it relates to conflict minerals. Our Code is available at https://investors.stratasys.com/corporate-governance/governance-documents.

●	Continued focus on integrating social impact programs and practices as part of our business model and culture through the Stratasys Corporate Social Responsibility (CSR) Program, under our ESG & Sustainability umbrella. We are advancing Additive Manufacturing by securing access to our unique capabilities, making our technology more widely available to support quality education, healthcare and medical needs for those in need, and all-in-all putting into practice our 4 Stratasys defined UN Sustainable Development Goals with a global network of volunteers and NGO partners, we are proud to 3D Print a Better Tomorrow – together with our local communities.

●	We strive to ensure that purchased metals originate, to the greatest degree possible, only from smelters or refiners have been validated as conformant or active according to the RMI’s RMAP audit program or other Third-Party Audit programs, such as the LBMA.

●	In addition, we expect our suppliers to comply with the terms of our Conflict Minerals Policy and any other applicable policy and encourage them to define, implement and communicate to their sub-suppliers their own policy, outlining their commitment to responsible sourcing of 3TG and other minerals from conflict-afflicted areas, legal compliance and measures for implementation of the supply chain due diligence. Our Conflict Minerals Policy is available at https://investors.stratasys.com/corporate-governance/governance-documents.

●	Maintained the Company’s Conflict Minerals Governance Charter that sets out the Conflict Minerals annual due diligence plan including establishing steps for compliance, objectives, timelines, internal management and the cross functional team with identified roles and responsibilities to support supply chain due diligence.

●	Conducted ongoing communication of the cross functional Conflict Minerals team, for the purpose of sharing best practices and monitoring our progress regarding the various steps required for achieving compliance among our suppliers.

●	Engaged with in-scope suppliers of the necessary 3TG and referred them to training materials online, including an overview of relevant Conflict Minerals regulations and compliance measures, and instructions on how to respond to the due diligence survey (based on receiving at a minimum version 6.31 of the CMRT or higher).

●	Continued to include a Conflict Minerals provision in our standard Purchasing Terms and Conditions for Goods and Services to require suppliers to comply with our Conflict Minerals Policy and requirements.

●	Communicated the due diligence efforts both internally and externally to relevant direct suppliers, surveyed suppliers, customers, employees, senior management, and all Company stakeholders, as requested and applicable.

●	Maintained a grievance mechanism whereby concerns and violations of the Conflict Minerals Policy should be reported to Stratasys’ Compliance Officer / Chief Legal Officer.

b. OECD Step 2: Identify and assess risk in the supply chain

As part of our risk-based approach for the management of a responsible supply chain, Stratasys identified the suppliers from which it made purchases over a specified amount during 2023. We assessed two primary risks in our supply chain while trying to move towards the goal of sourcing the necessary Conflict Minerals from smelters or refiners that have received a conformant or active designation from the RMI or other Third Party Audit bodies, such as the LBMA: (1) the risk of not receiving timely and accurate information from the supplier; and (2) the risk of not being able to replace a supplier due to reasons such as volume, ease of replacement, complexity of relationship and criticality to business operations.

In order to segment our suppliers into three risk levels (high, medium and low) we have identified and assessed Conflict Minerals-related risks based on suppliers’ and manufacturers’ characteristics, such as our spend with a supplier during calendar year 2023 and the extent to which we are dependent upon any particular manufacturer or supplier as well as the availability of alternative suppliers. This segmentation allowed us to invest our risk mitigation efforts according to the level of supplier risk.

We have identified, to the best of our efforts, the smelters or refiners in our minerals supply chain by conducting a supply chain inquiry using, at a minimum, version 6.31 or higher of the CMRT, requesting suppliers and manufactures to identify smelters or refiners and the likely country of origin of the Conflict Minerals in products or product components that they supply to Stratasys. In addition, Stratasys compared smelters or refiners identified by the supply chain survey against the list of facilities that have received a conformant or active designation the RMAP (the RMI’s “Responsible Minerals Assurance Process”) and other independent Third-Party Audit programs.

As part of the risk assessment phase, we identified that 63.46% of our in-scope suppliers have policy in place that addresses the Conflict Minerals sourcing and 57.14% do not provide us with products containing Conflict Minerals.

c. OECD Step 3: Design and implement a strategy to respond to identified risks

The findings of the supply chain risk assessment were and continue to be reported to designated members of our senior management. As part of our risk management strategy, we continue to work with the in-scope suppliers while we advance our efforts to investigate our supply chain as follows:

●	Continued periodic reporting to the Conflict Minerals team sponsor to track progress, assess risks and provide management support as needed.

●	Contacted in-scope suppliers whose responses were identified as incomplete, inconsistent or inaccurate.

●	Reviewed in-scope suppliers’ responses to track smelters or refiners in our supply chain that supply us with Conflict Minerals and have not received a conformant or active designation from the RMI’s RMAP program or other independent Third-Party Audit programs.

●	Referred in-scope suppliers to online training materials that included an overview of Rule 13p-1 and instructions on how to complete the CMRT.

●

As part of our continued risk management efforts, we send follow-up letters to high-risk, non-responsive in-scope suppliers, as well as to in-scope suppliers who have declared the existence of conflict minerals in their supply chain from smelters or refiners in the Conflict-Affected and High-Risk Areas (CAHRAs) that do not participate in the Responsible Minerals Assurance Program (RMAP). Additionally, we have sent risk management letters to suppliers providing an outdated version of the Conflict Minerals Reporting Template (CMRT), and to those declaring the presence of conflict minerals from uncertified smelters not located in the covered countries. We are also requiring verification from suppliers who have declared their products as “conflict-free.”

While the Company remains committed to the responsible sourcing of conflict minerals, we do not seek to eliminate sourcing from the CAHRAs. Instead, we continue to engage with our suppliers to address the identified risks and ensure compliance with the Conflict Minerals Rule.

Supply chain due diligence is a dynamic process that requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process occasionally and update the risk mitigation strategy accordingly while consulting and communicating with relevant stakeholders.

d. OECD Step 4: Review independent third-party audits of smelter or refiner due diligence practices

Stratasys is a downstream consumer of necessary Conflict Minerals and is many steps removed from the smelters or refiners who process, provide and mine the minerals and ores. Therefore, Stratasys does not perform direct audits of smelters or refiners within its supply chain - the due diligence efforts relying instead on reviewing cross-industry initiatives, such as those led by the RMI i.e. the RMAP smelter or refiner validation program, to conduct smelter or refiner due diligence to verify and audit the status of the smelters or refiners.

e. OECD Step 5: Prepare this annual report on supply chain due diligence

Stratasys’ Conflict Mineral Policy states that we will comply with Section 1502 of the Dodd Frank Act which includes filing a Form SD and this Conflict Minerals report with the SEC and posting publicly on the Internet (https://investors.stratasys.com/corporate-governance/governance-documents).

3. Results of the Assessment

We conducted a supply chain survey of the 84 in-scope suppliers that we identified may contribute necessary Conflict Minerals to our products. In calendar year 2023 we included metal, electronics and plastic suppliers and manufacturers and took a risk-based approach which focused on the majority of our manufacturing spend.

We received responses from in-scope suppliers representing approximately an 84.34% response rate, containing the names and locations of reported smelters or refiners (see Annex 1) and the potential countries of origin (see Annex 2) of the mines or facilities that process Conflict Minerals, compared to approximately an 80.7% response rate attained for reporting year 2022.

Of the 84.34% (70 from 84) of suppliers and manufacturers that responded:

●	0% of in-scope suppliers were classified as “DRC conflict free”
●	7.14% of in-scope suppliers were classified as “Not from DRC”
●	57.14% of in-scope suppliers were classified as “Free no 3TG”
●	7.14% of in-scope suppliers were classified as “Undetermined not from DRC”
●	12.86% of in-scope suppliers were classified as “Undetermined from DRC”
●	15.71% of in-scope suppliers were classified as “Undefined from DRC”

The terms above have the following meaning as part of our due diligence efforts:

●	“DRC conflict free” indicates the in-scope suppliers that reported that Conflict Minerals used in the products provided to Stratasys originate from the DRC or one of the Covered Countries, but that the smelters are approved by the RMAP, the RMI’s Responsible Minerals Assurance Process.

●	“Not from DRC” indicates the in-scope suppliers reported that they source Conflict Minerals, but from countries other than the DRC or Covered Countries.

●	“Free no 3TG” indicates the in-scope suppliers reported that Conflict Minerals are not contained in the product, or which are not necessary for the functionality or are not included in the production of the products, provided to Stratasys.

●	“Undetermined not from DRC” indicates the in-scope suppliers that reported that Conflict Minerals being used in the products do not originate from the DRC or one of the Covered Countries, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in-scope suppliers will continue until their status is confirmed.

●	“Undetermined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are approved by the RMAP program, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in-scope suppliers will continue until the status is confirmed.

●	“Undefined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are not yet approved by the RMAP program. Due diligence for these in-scope suppliers will continue until the status is confirmed.

Despite in-scope suppliers indicating that they source Conflict Minerals from the DRC and Covered Countries, these in-scope suppliers were unable to accurately report which specific smelters or refiners were part of the supply chain in terms of the components sold to Stratasys in 2023.

As a result of this lack of information, Stratasys is unable to determine with complete accuracy the full list of facilities used to process those necessary Conflict Minerals or their likely country of origin, and therefore, we are unable to conclude whether or not the Conflict Minerals used in our products may have directly or indirectly financed armed groups in the CAHRAs. Stratasys’ efforts to determine the likely mine(s) or location of origin for the necessary Conflict Minerals are realized through the due diligence measures described above.

Smelters or refiners verified as conflict free or in the audit process:

Tin	67 of 83 (80.72%)
Tantalum	34 of 36 (94.44%)
Tungsten	32 of 53 (60.38%)
Gold	92 of 177 (51.98%)
Total	225 of 349 (64.47%)

Status of identified smelters or refiners:

Verified Conflict Free (RMI Compliant)	221 of 349 (63.32%)
Participating in an audit process (RMI Active)	4 of 349 (1.17%)
Not Participating	124 of 349 (35.53%)
Total (Conflict Free and under Audit process)	225 of 349 (64.47%)

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Stratasys. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect our conclusions.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, errors or omissions by or of suppliers, confusion over requirements of SEC final rules, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier unfamiliarity with Rule 13p-1 and or with the company’s Conflict Minerals Policy, conflict-area sourced materials being declared as secondary materials, companies going out of business in 2023 and the potential smuggling of conflict-area Conflict Minerals to countries beyond the CAHRAs.

We do not gather information from our suppliers on a continuous or real-time basis, but rather information is gathered from suppliers at the time that it is provided in a CMRT, of at least version 6.31 or higher.

We cannot be completely certain of our conclusions regarding the source and chain of custody of the necessary Conflict Minerals used or necessary to the production or for the functionality of our products or product components in 2023, as the information comes from direct and secondary suppliers and independent Third-Party Audit programs.

Continuous improvement efforts to mitigate risk

Stratasys continues to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals, as required by Rule 13p-1. Stratasys continues to take, as applicable, the following steps to improve the due diligence process and mitigate the possibility that we are utilizing Conflict Minerals that, directly or indirectly, benefit armed groups propagating human rights violations in the CAHRAs:

●	Work with in-scope suppliers that did not respond to Stratasys’ surveys to help them understand the importance of this initiative to Stratasys and to encourage their participation in 2024.

●	Attempt to validate in-scope supplier responses using information collected via independent, conflict-free smelter validation programs such as the RMAP.

●	Send follow-up letters to high risk non-responsive in-scope suppliers and to in-scope suppliers with Conflict Minerals from the CAHRAs, as well as from smelters or refiners that do not participate in the RMI’s RMAP.

In addition to the above steps, Stratasys continues to implement the Company’s Conflict Minerals Policy and Code of Conduct to the best of the Company’s abilities, namely through the methods of communication on the Company’s Conflict Minerals Policy to the stakeholders and suppliers.

This Report contains “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may”, “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may or may not prove to be accurate. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by U.S. federal securities laws.

Annex 1

Names and Locations of Smelters or Refiners

Metal	Smelter Name	Smelter Country
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Agosi AG	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asahi Refining Canada Ltd.	CANADA

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L’azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	MKS PAMP SA	SWITZERLAND
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Morris and Watson	NEW ZEALAND
Gold	SAFINA A.S.	CZECHIA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Sudan Gold Refinery	SUDAN
Gold	T.C.A S.p.A	ITALY
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	Industrial Refining Company	BELGIUM
Gold	Shirpur Gold Refinery Ltd.	INDIA
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Shenzhen CuiLu Gold Co., Ltd.	CHINA
Gold	Albino Mountinho Lda.	PORTUGAL
Gold	SAAMP	FRANCE
Gold	L’Orfebre S.A.	ANDORRA
Gold	8853 S.p.A.	ITALY
Gold	Italpreziosi	ITALY
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA

Gold	Sai Refinery	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Bangalore Refinery	INDIA
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	JALAN & Company	INDIA
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	ABC Refinery Pty Ltd.	AUSTRALIA
Gold	Safimet S.p.A	ITALY
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	African Gold Refinery	UGANDA
Gold	Gold Coast Refinery	GHANA
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Sovereign Metals	INDIA
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN
Gold	Augmont Enterprises Private Limited	INDIA
Gold	Kundan Care Products Ltd.	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA
Gold	K.A. Rasmussen	NORWAY
Gold	Alexy Metals	UNITED STATES OF AMERICA
Gold	Sancus ZFS (L’Orfebre, SA)	COLOMBIA
Gold	Sellem Industries Ltd.	MAURITANIA
Gold	MD Overseas	INDIA
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
Gold	WEEEREFINING	FRANCE
Gold	Gold by Gold Colombia	COLOMBIA
Gold	Dongwu Gold Group	CHINA
Gold	Sam Precious Metals	UNITED ARAB EMIRATES
Gold	Coimpa Industrial LTDA	BRAZIL
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	QuantumClean	UNITED STATES OF AMERICA

Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
Tantalum	5D Production OU	ESTONIA
Tantalum	PowerX Ltd.	RWANDA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Novosibirsk Tin Combine	RUSSIAN FEDERATION
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)

Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Thaisarco	THAILAND
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	CV Ayi Jaya	INDONESIA
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	PT Bangka Serumpun	INDONESIA

Tin	Pongpipat Company Limited	MYANMAR
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	PT Mitra Sukses Globalindo	INDONESIA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
Tin	CRM Synergies	SPAIN
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	DS Myanmar	MYANMAR
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Jintai New Material Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	RUSSIAN FEDERATION
Tungsten	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	BRAZIL
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Artek LLC	RUSSIAN FEDERATION
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CHINA
Tungsten	OOO “Technolom” 2	RUSSIAN FEDERATION
Tungsten	OOO “Technolom” 1	RUSSIAN FEDERATION
Tungsten	LLC Vostok	RUSSIAN FEDERATION
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CHINA
Tungsten	HANNAE FOR T Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM
Tungsten	Nam Viet Cromit Joint Stock Company	VIET NAM
Tungsten	DONGKUK INDUSTRIES CO., LTD.	KOREA, REPUBLIC OF

Annex 2

Country of Origin (COO)*

Gold	Tantalum	Tin	Tungsten
JAPAN	China	UNITED STATES OF AMERICA	CHINA
AUSTRALIA	Brazil	BRAZIL	JAPAN
BRAZIL	Japan	PERU	United States Of America
SWITZERLAND	Russian Federation	INDONESIA	Austria
UNITED STATES	India	THAILAND	Philippines
BELGIUM	Estonia	BELGIUM	Brazil
UNITED STATES OF AMERICA	United States Of America	CHINA	Viet Nam
CANADA	Kazakhstan	BOLIVIA	Russian Federation
MEXICO	Mexico	TAIWAN, PROVINCE OF CHINA	Taiwan, Province Of China
CHINA	Germany	MALAYSIA	Germany
GERMANY	Rwanda	BOLIVIA (PLURINATIONAL STATE OF)	Korea, Republic Of
KOREA, REPUBLIC OF	Thailand	Japan	UNITED STATES
SINGAPORE	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF	Russian Federation	United Kingdom Of Great Britain And Northern
AUSTRIA	AUSTRIA	Viet Nam	ITALY
ITALY	UNITED STATES	Spain	Sweden
UZBEKISTAN	ITALY	Myanmar
PHILIPPINES	Unknown	Congo, Democratic Republic Of The
SWEDEN		Rwanda
TURKEY		India
KAZAKHSTAN		Poland
INDONESIA		Philippines
SOUTH AFRICA		GERMANY
SPAIN		KOREA, REPUBLIC OF
TAIWAN, PROVINCE OF CHINA		UNITED STATES
THAILAND		TAIWAN
INDIA		FRANCE
POLAND		Singapore
NETHERLANDS		Australia
FRANCE		ITALY

CHILE	Unknown
UNITED ARAB EMIRATES
ANDORRA
CZECHIA
Russian Federation
New Zealand
Zimbabwe
Sudan
Malaysia
Colombia
Portugal
Lithuania
Tanzania, United Republic Of
Kyrgyzstan
Saudi Arabia
Uganda
Ghana
Norway
ZAMBIA
TAIWAN
HONG KONG
GERMANY
MAURITANIA
Unknown

*	As not all of the smelters or refiners (SORs) reported by our suppliers or manufacturers in the supply chain inquiry provided information on the Location of Mine in their CMRTs, and the Company was not able to establish from the SORs complete sourcing information on their Conflict Minerals, it has indicated in the COO the closest indication provided as to the source of Conflict Minerals, i.e. the Smelter Country as reported in the suppliers’ CMRT.